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                                                                    EXHIBIT 11.1

                     DRYPERS CORPORATION AND SUBSIDIARIES

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                       (in thousands, except share data)

                                                                                                            Six months ended
                                                                       Year ended December 31                    June 30
                                                              -------------------------------------        -------------------
                                                                 1994          1995          1996            1996        1997
                                                              ---------     ---------    ----------        -------     -------
Income (loss) before extraordinary item                       $   6,798     $ (15,465)   $    1,313      $  (2,571)  $   4,156
Interest expense reduction per modified
  treasury stock method                                              --            --            --             --          19
                                                              ---------     ---------    ----------      ---------  ----------
Adjusted income (loss) before extraordinary item                  6,798       (15,465)        1,313          2,571       4,175
Extraordinary item                                               (3,688)           --            --             --      (7,769)
                                                              ---------     ---------    ----------      ---------  ----------
Net income (loss)                                                 3,110       (15,465)        1,313         (2,571)     (3,594)
Preferred stock dividend                                             --            --            --(1)         220          --(1)
                                                              ---------     ---------    ----------      ---------  ----------
Net income (loss) attributable to common stockholders         $   3,110     $ (15,465)   $    1,313      $  (2,791)  $  (3,594)
                                                              =========     =========    ==========      =========  ===========
Weighted average number of shares of common stock             5,776,554     6,587,698     6,694,298      6,635,401  16,789,261
Common stock equivalents                                        469,533            --     7,500,000             --   2,267,928
                                                              ---------     ---------    ----------      ---------  ----------
Weighted average number of shares of common stock
  and common stock equivalents                                6,246,087     6,587,698    14,194,298      6,635,401  19,057,189
                                                              =========     =========    ==========      =========  ===========
Net income (loss) per share
of common stock and
common stock equivalents-
Before extraordinary item                                     $    1.09     $   (2.35)   $      .09      $    (.42) $      .22
Extraordinary item                                                 (.59)           --            --             --        (.41)
                                                              ---------     ---------    ----------      ---------  ----------
Net income (loss)                                             $     .50     $   (2.35)   $      .09      $    (.42) $     (.19)
                                                              =========     =========    ==========      =========  ===========

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(1)  Conversion of preferred stock assumed as result is more dilutive than deduction of preferred stock dividend.